Exhibit 10.4

    EXECUTION VERSION

This exempted limited partnership is the general partner or special limited partner of each Fund (as defined herein), and earns the “carried interest” on the Funds’ profits.

Apollo Infrastructure Opportunities Advisors II, L.P.

Amended and Restated Exempted Limited Partnership Agreement

Dated February 10, 2022
with a deemed effective date as among the parties hereto of July 10, 2020

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS    1
ARTICLE 2 CONTINUATION AND ORGANIZATION    9
Section 2.1    Continuation    9
Section 2.2    Name    9
Section 2.3    Office    9
Section 2.4    Term of Partnership    9
Section 2.5    Purpose of the Partnership    10
Section 2.6    Actions by Partnership    10
Section 2.7    Admission of Limited Partners    10
Section 2.8    Schedule of Partners    11
ARTICLE 3 CAPITAL    11
Section 3.1    Contributions to Capital    11
Section 3.2    Rights of Partners in Capital    12
Section 3.3    Capital Accounts    12
Section 3.4    Allocation of Profit and Loss    13
Section 3.5    Tax Allocations    14
Section 3.6    Reserves; Adjustments for Certain Future Events    14
Section 3.7    Finality and Binding Effect of General Partner’s Determinations    15
Section 3.8    AEOI    15
Section 3.9    Alternative GP Vehicles    16
ARTICLE 4 DISTRIBUTIONS    17
Section 4.1    Distributions    17
Section 4.2    Withholding of Certain Amounts    19
Section 4.3    Limitation on Distributions    20
Section 4.4    Distributions in Excess of Basis    20
ARTICLE 5 MANAGEMENT    20
Section 5.1    Rights and Powers of the General Partner    20
Section 5.2    Delegation of Duties    21
Section 5.3    Transactions with Affiliates    22
Section 5.4    [Intentionally Omitted]    22
Section 5.5    Rights of Limited Partners    22
Section 5.6    Other Activities of General Partner    23
Section 5.7    Duty of Care; Indemnification    23
Section 5.8    Discretion; Good Faith    25
Section 5.9    Modification of Fiduciary Duties    25
ARTICLE 6 ADMISSIONS, TRANSFERS AND WITHDRAWALS    25
Section 6.1    Admission of Additional Limited Partners; Effect on Points    25

TABLE OF CONTENTS
Section 6.2    Admission of Additional General Partner    27
Section 6.3    Transfer of Interests of Limited Partners    27
Section 6.4    Withdrawal of Partners    28
Section 6.5    Pledges    29
ARTICLE 7 ALLOCATION OF POINTS; ADJUSTMENTS OF POINTS AND RETIREMENT OF PARTNERS    30
Section 7.1    Allocation of Points    30
Section 7.2    Retirement of Partner    31
Section 7.3    Additional Points    32
ARTICLE 8 WINDING UP AND DISSOLUTION    32
Section 8.1    Winding Up and Dissolution of Partnership    32
ARTICLE 9 GENERAL PROVISIONS    33
Section 9.1 Amendment of Partnership Agreement and Co-Investors (A) Partnership Agreement    33
Section 9.2    Power-of-Attorney    34
Section 9.3    Notices    36
Section 9.4    Agreement Binding Upon Successors and Assigns    36
Section 9.5    Merger, Consolidation, etc    36
Section 9.6    Governing Law; Dispute Resolution    37
Section 9.7    Termination of Right of Action    38
Section 9.8    No Third Party Beneficiary    38
Section 9.9    Reports    39
Section 9.10    Filings    39
Section 9.11    Headings, Gender, Etc    39
Section 9.12    Electronic Signature    39
Section 9.13    Severability of Provisions    39

APOLLO INFRASTRUCTURE OPPORTUNITIES ADVISORS II, L.P.

A Cayman Islands Exempted Limited Partnership

AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT

AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT of APOLLO INFRASTRUCTURE OPPORTUNITIES ADVISORS II, L.P. dated February 10, 2022 with a deemed effective date as among the parties hereto of July 10, 2020, by and among Apollo Infrastructure Opportunities Advisors II GP, LLC, a Delaware limited liability company, as the sole general partner, and the persons whose names and addresses are set forth in the Schedule of Partners under the caption “Limited Partners” as the limited partners.

W I T N E S S E T H :

WHEREAS, on December 9, 2019, the General Partner filed with the Registrar a statement (the “Section 9 Statement”) under section 9 of the Exempted Limited Partnership Act (as amended) of the Cayman Islands (the “Partnership Act”) to form the Partnership as an exempted limited partnership under the Partnership Act,

WHEREAS, the General Partner and APH entered into the Exempted Limited Partnership Agreement of the Partnership, dated December 9, 2019 and on June 14, 2021 entered into Amendment No. 1 to such agreement (together, the “Original Agreement”), and

WHEREAS, in connection with the admission of additional Limited Partners, the parties wish to amend and restate the Original Agreement in its entirety to reflect certain matters as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used but not otherwise defined herein have the following meanings:

“AEOI” means (a) legislation known as the U.S. Foreign Account Tax Compliance Act, sections 1471 through 1474 of the Code and any associated legislation, regulations (whether proposed, temporary or final) or guidance, any applicable intergovernmental agreement and related statutes, regulations or rules, and other guidance thereunder, (b) any other similar legislation, regulations, or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes, including the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters– the Common Reporting Standard and any associated guidance, (c) any other intergovernmental agreement, treaty, regulation, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in clauses (a) and (b) of this definition, and (d) any legislation, regulations or guidance in any jurisdiction that give effect to the matters outlined in the preceding clauses of this definition.

“Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include Portfolio Companies.

“AGM” means Apollo Global Management, Inc., a Delaware corporation.

“AGM Shares” has the meaning ascribed to such term in a Limited Partner’s Award Letter.

“Agreement” means this Amended and Restated Exempted Limited Partnership Agreement, as amended, restated or supplemented from time to time.

“Alternative GP Vehicle” has the meaning ascribed to that term in Section 3.9.

“APH” means (a) APH Holdings (DC), L.P., a Cayman Islands exempted limited partnership, and (b) any other entity formed by AGM or its Affiliates that holds Points, in its capacity as a Limited Partner, for the benefit (directly or indirectly) of (i) AGM, (ii) AP Professional Holdings, L.P. or (iii) employees or other service providers of Affiliates of AGM.

“Award Letter” means, with respect to any Limited Partner, the letter agreement between the Partnership and such Limited Partner (including any Annex thereto) setting forth (i) such Limited Partner’s Points, (ii) such Limited Partner’s vesting terms relating to Points, (iii) the formula applied to calculate the Holdback Amount with respect to such Limited Partner, (iv) any Restrictive Covenants with respect to such Limited Partner, (v) the definition of “Bad Act,” and (vi) any other terms applicable to such Limited Partner regarding the receipt and retention of Points, as the same may be modified, amended or supplemented from time to time.

“Bad Act” has the meaning ascribed to that term in a Limited Partner’s Award Letter.

“BBA Audit Rules” means sections 6221 through 6241 of the Code, as amended from time to time, and the Treasury Regulation (whether proposed, temporary or final), including any subsequent amendments and administrative guidance, promulgated thereunder (or which may be promulgated in the future), together with any similar United States state, local or non-U.S. law.

“Book-Tax Difference” means the difference between the Carrying Value of each asset referred to in the definition of Carrying Value and its adjusted tax basis for United States federal income tax purposes, as determined at the time of any of the events described in the definition of Carrying Value. The General Partner shall maintain an account in the name of each Limited Partner that reflects such Limited Partner’s share of any Book-Tax Difference. Book-Tax Difference shall be allocated to the Limited Partners in accordance with Points immediately prior to the relevant event described in the definition of Carrying Value, and the Newly-Admitted Limited Partner’s share of any such Book-Tax Difference shall be zero. If the amount of the Book-Tax Difference with respect to any Partnership asset as of any determination date (the “current determination date”) is less than the amount of such Book-Tax Difference as determined as of the most recent prior determination date (the “prior determination date”), the General Partner has the discretion (but not the obligation) to make either of the following adjustments:

(1)with respect to all Partners who were previously allocated a share of the Book-Tax Difference as of the prior determination date, to reduce their respective shares of such prior Book-Tax Difference by substituting the Book-Tax Difference as of the current determination date in place of the prior Book-Tax Difference, and to make corresponding reductions to the Catch Up Amounts previously applicable to any Newly-Admitted Limited Partners based on the Book-Tax Difference as of the prior determination date; or

(2)for purposes of calculating and allocating the Book-Tax Difference as of the current determination date and the corresponding Catch Up Amounts applicable with respect to any Newly-Admitted Limited Partner being admitted as of the current determination date, to adopt the Book-Tax Difference as of the prior determination date rather than applying the Book-Tax Difference as of the current determination date (unless the adjustment contemplated by the preceding clause is being adopted with respect to all Partners).

The General Partner may establish a current determination date in order to implement the operation of clause (1) at a time other than a required determination date.

“Capital Account” means with respect to each Partner the capital account established and maintained on behalf of such Partner as described in Section 3.3.

“Capital Loss” means, for each Fund with respect to any Fiscal Year, the portion of any Net Loss and any Investment Loss allocable to the Partnership, but only to the extent such allocation is made by the relevant Fund to the Partnership in proportion to the Partnership’s capital contribution to such Fund, as determined pursuant to the relevant Fund LP Agreement.

“Capital Profit” means, for each Fund with respect to any Fiscal Year, the portion of any Net Income and any Investment Gain allocable to the Partnership, but only to the extent such allocation is made by the relevant Fund to the Partnership in proportion to the Partnership’s capital contribution to such Fund, as determined pursuant to the relevant Fund LP Agreement.

“Carrying Value” means, with respect to (i) the Partnership’s indirect interest in a Fund asset attributable to the Partnership’s interest in such Fund and (ii) any Partnership asset other than the interest in a Fund, the asset’s adjusted basis for United States federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulation section 1.704-1(b)(2)(iv)(f) (without regard to whether the book basis of the Partnership’s assets is adjusted for such difference for purposes of sections 704(b) and (c) of the Code), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any interests in the Partnership by any new Partner or of any additional interests by any existing Partner in exchange for more than a de minimis capital contribution; (b) the date of the distribution of more than a de minimis amount of any Partnership asset to a Partner, including cash as consideration for an interest in the Partnership; (c) the date of the grant of more than a de minimis profits interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner, or by a new Partner acting in his capacity as a Partner or in anticipation of becoming a Partner; or (d) the liquidation of the Partnership within the meaning of Treasury Regulation section 1.704-l(b)(2)(ii)(g); provided, that any adjustment pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value (as determined by the General Partner). The Carrying Value of any asset contributed by a Partner to the Partnership shall be the fair market value (as determined by the General Partner) of the asset at the date of its contribution.

“Catch Up Amount” means the product derived by multiplying (a) the amount of any positive Book-Tax Difference present on the admission to the Partnership of a Newly-Admitted Limited Partner by (b) the percentage derived by dividing the number of Points issued to the Newly-Admitted Limited Partner, by the aggregate number of Points on the date the Newly- Admitted Limited Partner is admitted to the Partnership. The General Partner shall maintain an account in the name of each Newly-Admitted Limited Partner that reflects such Limited Partner’s Catch Up Amount, which shall be subject to adjustment as contemplated by the last two sentences in the definition of Book-Tax Difference (and on dispositions of the assets with such Book-Tax Difference for less than their Carrying Value as of a prior determination date), and which may be further adjusted to the extent the General Partner determines is necessary to cause the Catch Up Amount to be equal to the amount necessary to provide such Limited Partner with a requisite share of Partnership capital based on such Limited Partner’s Points in accordance with the terms of this Agreement and any side letter or similar agreement entered into by such Limited Partner pursuant to Section 9.1(b).

“Clawback Payment” means any payment required to be made by the Partnership to a Fund pursuant to section 10.3 of the Fund LP Agreement of such Fund.

“Clawback Share” means, as of the time of determination, with respect to any Limited Partner and any Clawback Payment, a portion of such Clawback Payment equal to (a) the cumulative amount distributed to such Limited Partner of Operating Profit attributable to a Fund, divided by (b) the cumulative amount so distributed to all Partners with respect to such Operating Profit attributable to such Fund.

“Co-Investors (A)” means Apollo Infrastructure Opportunities II Co-Investors (A), L.P., a Delaware limited partnership.

“Co-Investors (A) Partnership Agreement” means the amended and restated limited partnership agreement of Co-Investors (A), as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.

“Covered Person” has the meaning ascribed to that term in Section 5.7.

“Designated Investment Distribution” has the meaning ascribed to that term in Section 7.1(c).

“Diluted Limited Partner” means, with respect to each Newly-Admitted Limited Partner, the Partner or Partners from whom or from which the Points allocated to such Newly-Admitted Limited Partner(s) were reallocated.

“Disability” has the meaning ascribed to that term in the Apollo Global Management, Inc.
2019 Omnibus Equity Incentive Plan (or any successor thereto).

“Escrow Account” has the meaning ascribed to that term in each of the Fund LP Agreements.

“Final Adjudication” has the meaning ascribed to that term in Section 5.7.

“Final Distribution” has the meaning ascribed to that term in each of the Fund LP Agreements.

“Fiscal Year” means, with respect to a year, the period commencing on January 1 of such year and ending on December 31 of such year (or on the date of a final distribution pursuant to Section 8.1(a)), unless the General Partner shall elect another fiscal year for the Partnership which is a permissible taxable year under the Code.

“Fund” means each of Infra II, Infra II (TE 892), Infra II (Overseas), Infra II (Lux) and, to the extent the context so requires, each alternative investment vehicle created by those entities.

“Fund General Partner” means the Partnership in its capacity as a general partner or special limited partner of each Fund pursuant to the Fund LP Agreements.

“Fund LP Agreement” means the limited partnership agreement of a Fund, as amended from time to time, and, to the extent the context so requires, the corresponding constituent agreement, certificate or other document governing such Fund.

“General Partner” means Apollo Infrastructure Opportunities Advisors II GP, LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership, or any successor to the business of the General Partner in its capacity as general partner of the Partnership.

“Holdback Amount” has the meaning ascribed to such term in a Limited Partner’s Award Letter.

“Home Address” has the meaning ascribed to such term in Section 9.3.

“Infra II” means Apollo Infrastructure Opportunities Fund II, L.P., a Delaware limited partnership.

“Infra II (TE 892)” means Apollo Infrastructure Opportunities Fund II (TE 892), L.P., a Delaware limited partnership.

“Infra II (Overseas)” means Apollo Infrastructure Opportunities Fund II (Overseas), L.P., a Delaware limited partnership.

“Infra II (Lux)” means Apollo Infrastructure Opportunities Fund II (Lux), SCSp, a Luxembourg special limited partnership.

“Investment” has the meaning ascribed to that term in each of the Fund LP Agreements. “Investment Gain” has the meaning ascribed to that term in each of the Fund LP
Agreements.

“Investment Loss” has the meaning ascribed to that term in each of the Fund LP Agreements.

“JAMS” has the meaning ascribed to that term in Section 9.6(b).

“Limited Partner” means any Person admitted as a limited partner to the Partnership in accordance with this Agreement, including any Retired Partner, until such Person withdraws entirely as a limited partner of the Partnership, in his capacity as a limited partner of the Partnership. All references herein to a Limited Partner shall be construed as referring collectively to such Limited Partner and to each Related Party of such Limited Partner (and to each Person of which such Limited Partner is a Related Party) that also is or that previously was a Limited Partner, except to the extent that the General Partner determines that the context does not require such interpretation as between such Limited Partner and his Related Parties.

“Management Company” has the meaning ascribed to that term in each of the Fund LP Agreements.
“Net Income” has the meaning ascribed to that term in each of the Fund LP Agreements. “Net Loss” has the meaning ascribed to that term in each of the Fund LP Agreements. “Newly-Admitted Limited Partner” means any Limited Partner whose admission to the
Partnership causes an adjustment to Carrying Values pursuant to the definitions of “Carrying Value” and “Book-Tax Difference” (together with other Partners or Retired Partners so treated pursuant to Section 7.3).

“Notice of Dissolution” has the meaning ascribed to that term in Section 8.1(c). “NYUCC” has the meaning ascribed to that term in Section 6.5(c).
“Operating Loss” means, with respect to any Fiscal Year, any net loss of the Partnership, adjusted to exclude (a) any Capital Profit or Capital Loss, and (b) the effect of any reorganization, restructuring or other capital transaction proceeds derived by the Partnership. To the extent derived from a Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for United States federal income tax purposes.

“Operating Profit” means, with respect to any Fiscal Year, any net income of the Partnership, adjusted to exclude (a) any Capital Profit or Capital Loss, and (b) the effect of any reorganization, restructuring or other capital transaction proceeds derived by the Partnership. To the extent derived from a Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for United States federal income tax purposes.

“Original Agreement” has the meaning ascribed to that term in the Recitals.

“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.

“Partnership” means Apollo Infrastructure Opportunities Advisors II, L.P., the exempted limited partnership continued pursuant to this Agreement.

“Partnership Act” has the meaning ascribed to that term in the Recitals.

“Partnership Representative” means the General Partner acting in the capacity of the “partnership representative” (as such term is defined under the BBA Audit Rules) or such other Person as is appointed to be the “partnership representative” (including, without limitation, a “designated individual” within the meaning of Treasury Regulation section 301.6223-1(b)(3) or any successor provision) by the General Partner from time to time.

“Person” means any individual, partnership (whether or not having separate legal personality), corporation, limited liability company, joint venture, joint stock company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), government, governmental agency, political subdivision of any government, or other entity.

“Point” means a share of Operating Profit or Operating Loss, net of amounts distributed as Designated Investment Distributions. The aggregate number of Points available for assignment to all Partners shall be set forth in the books and records of the Partnership.

“Portfolio Company” has the meaning ascribed to that term in each of the Fund LP Agreements.

“Profits Interest” has the meaning ascribed to that term in Section 6.1(d)(i).

“Reference Rate” means the interest rate announced publicly from time to time by JPMorgan Chase Bank in New York, New York as such bank’s prime rate.

“Registrar” means the Registrar of Exempted Limited Partnerships of the Cayman Islands.

“Related Party” means, with respect to any Limited Partner:

(a)any spouse, child, parent or other lineal descendant of such Limited Partner or such Limited Partner’s parent, or any natural Person who occupies the same principal residence as the Limited Partner;

(b)any trust or estate in which the Limited Partner and any Related Party or Related Parties (other than such trust or estate) collectively have more than 80 percent of the beneficial interests (excluding contingent and charitable interests);

(c)any entity of which the Limited Partner and any Related Party or Related Parties (other than such entity) collectively are beneficial owners of more than 80 percent of the equity interest; and

(d)any Person with respect to whom such Limited Partner is a Related Party.

“Restrictive Covenants” means the restrictive covenants in favor of AGM or any of its
Affiliates contained or referenced in a Limited Partner’s Award Letter.

“Retired Partner” means any Limited Partner who has become a retired partner in accordance with or pursuant to Section 7.2.

“Schedule of Partners” means a schedule to be maintained by the General Partner showing the information required pursuant to Section 2.8 and the Partnership Act.

“Section 9 Statement” has the meaning ascribed to that term in the Recitals.

“Tax Obligation” has the meaning ascribed to that term in Section 4.2(a).

“Transfer” means any direct or indirect sale, exchange, transfer, assignment or other disposition by a Partner of any or all of his interest in the Partnership (whether respecting, for example, economic rights only or all the rights associated with the interest) to another Person, whether voluntary or involuntary.

“Treasury Regulation” means the United States income tax regulations promulgated under the Code, as amended.

“True Up Amount” means, with respect to each Newly-Admitted Limited Partner, the lesser of:

(a)such Newly-Admitted Limited Partner’s aggregate unpaid Catch Up Amounts in respect of all distributions previously made to the Diluted Limited Partner with respect to Book-
Tax Differences; and

(b)the product of (i) the amount, if any, by which (A) the aggregate amount of Operating Profit allocated to the Diluted Limited Partner following the admission of the Newly- Admitted Limited Partner, exceeds (B) the aggregate amount of the Book-Tax Differences arising in connection with such Newly-Admitted Limited Partner’s admission (without taking into account any adjustments made subsequent to such admission); and (ii) such Newly-Admitted Limited Partner’s percent of the aggregate amounts described in clause (a) with respect to all Newly-Admitted Limited Partners with the same Diluted Limited Partner.

“U.S.” or “United States” means the United States of America.

“Vested Points” has the meaning ascribed to that term in a Limited Partner’s Award Letter.

“Voting Affiliated Feeder Fund” has the meaning ascribed to such term in each of the Fund LP Agreements.

ARTICLE 2 CONTINUATION AND ORGANIZATION

Section 2.1    Continuation

The Partnership is hereby continued pursuant to the Partnership Act and this Agreement. The General Partner shall execute, acknowledge and file any amendments to the Section 9 Statement as may be required by the Partnership Act and any other instruments, documents and certificates which, in the opinion of the Partnership’s legal counsel, may from time to time be required by the laws of the Cayman Islands or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership.

Section 2.2    Name
The name of the Partnership shall be “Apollo Infrastructure Opportunities Advisors II, L.P.” or such other name as the General Partner hereafter may adopt upon causing an appropriate amendment to be made to this Agreement and to the Section 9 Statement to be filed in accordance with the Partnership Act. Promptly thereafter, the General Partner shall send notice thereof to each Limited Partner.

Section 2.3    Office

The registered office and registered agent for service of process on the Partnership shall be at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, or at such other place or places in the Cayman Islands as the General Partner may from time to time decide.

Section 2.4    Term of Partnership

(a)The term of the Partnership shall continue until the first to occur of the following, which occurrence will cause the commencement of the winding up of the Partnership:

(i)the completion of the winding up, termination and dissolution (without continuation) of the Funds;

(ii)at any time there are no Limited Partners, unless the business of the Partnership is continued in accordance with the Partnership Act;

(iii)any event that results in the General Partner ceasing to be a general partner of the Partnership under the Partnership Act, provided, that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership; and

(iv)the Grand Court of the Cayman Islands granting an order for the winding up of the Partnership pursuant to Section 36(3) of the Partnership Act.

(b)The parties agree that irreparable damage would be done to the goodwill and reputation of the Partners if any Limited Partner should bring an action to wind-up the Partnership. Care has been taken in this Agreement to provide for fair and just payment in liquidation of the interests of all Partners. Accordingly, to the fullest extent permitted by law, each Limited Partner hereby waives and renounces his right to such an order or to seek the appointment of a liquidator for the Partnership, except as provided herein.

Section 2.5    Purpose of the Partnership

The principal purpose of the Partnership is to act as the sole general partner or special limited partner (as the case may be) of each Fund and certain Voting Affiliated Feeder Funds pursuant to their respective Fund LP Agreements or other governing documents and to undertake such related and incidental activities and execute and deliver such related documents necessary or incidental thereto. The purpose of the Partnership shall be limited to serving as a general partner or special limited partner of direct investment funds, including any of their Affiliates, and the provision of investment management and advisory services.

Section 2.6    Actions by Partnership

The Partnership may execute, deliver and perform, and the General Partner may execute and deliver on behalf of the Partnership, all contracts, agreements and other undertakings, and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out the objects and purposes of the Partnership, without the approval or vote of any Limited Partner.

Section 2.7    Admission of Limited Partners

On the date hereof, the Persons whose names are set forth in the Schedule of Partners under the caption “Limited Partners” shall be admitted to the Partnership or shall continue, as the case may be, as limited partners of the Partnership upon their execution of a counterpart of this Agreement or such other instrument evidencing, to the satisfaction of the General Partner, such

Limited Partner’s intent to become a Limited Partner. Additional Limited Partners may be admitted to the Partnership in accordance with Section 6.1. Admission as a Limited Partner (including a Limited Partner admitted after the date hereof) will not change a Person’s employment status with any Affiliate of the Partnership or make any such Person an employee of the Partnership.

Section 2.8 Schedule of Partners

The General Partner shall cause to be maintained at the principal office of the Partnership or such other place as the Partnership Act may permit, the Schedule of Partners, being a register of limited partnership interests and a record of contribution of the Limited Partners which shall include such information as may be required by the Partnership Act. The General Partner shall from time to time, update the Schedule of Partners as required by the Partnership Act to accurately reflect the information therein and no action of any Limited Partner shall be required to amend or update the Schedule of Partners. The Schedule of Partners shall not form part of this Agreement. The Schedule of Partners of the Partnership shall be the definitive record of ownership of each limited partnership interest and all relevant information with respect to each Partner. The Limited Partners shall only have the right to inspect the Schedule of Partners upon the prior consent of the General Partner.

ARTICLE 3
CAPITAL

Section 3.1 Contributions to Capital

a.Subject to the remaining provisions of this Section 3.1, (i) any required contribution of a Limited Partner to the capital of the Partnership shall be as set forth in the Schedule of Partners, and (ii) any such contributions to the capital of the Partnership shall be made as of the date of admission of such Limited Partner as a limited partner of the Partnership and as of each such other date as may be specified by the General Partner. Except as otherwise permitted by the General Partner, all contributions to the capital of the Partnership by each Limited Partner shall be payable exclusively in cash.

b.The Partnership has made a capital commitment to each Fund. APH will make capital contributions from time to time to the extent necessary to ensure that the Partnership meets its obligations to make contributions of capital to each Fund.

c.No Partner shall be obligated, nor shall any Partner have any right, to make any contribution to the capital of the Partnership other than as specified in this Section 3.1 or, in the case of a Diluted Limited Partner, as required by Section 4.1(e)(iii). No Limited Partner shall be obligated to restore any deficit balance in his Capital Account.

d.To the extent, if any, that at the time of the Final Distribution, it is determined that the Partnership, as a general partner or special limited partner of each Fund, is required to make any Clawback Payment with respect to a Fund, each Limited Partner shall be required to participate in such payment and contribute to the Partnership for ultimate distribution to the limited partners of the relevant Fund an amount equal to such Limited Partner’s Clawback Share of any Clawback Payment, but not in any event in excess of the cumulative amount theretofore distributed to such Limited Partner with respect to the Operating Profit attributable to such Fund.

For purposes of determining each Limited Partner’s required contribution, each Limited Partner’s allocable share of any Escrow Account, to the extent applied to satisfy a portion of a Clawback Payment, shall be treated as if it had been distributed to such Limited Partner and re-contributed by such Limited Partner pursuant to this Section 3.1(d) at the time of such application.

Section 3.2 Rights of Partners in Capital

a.No Partner shall be entitled to interest on his capital contributions to the Partnership.

b.No Partner shall have the right to distributions or the return of any contribution to the capital from the Partnership except (i) for distributions in accordance with Section 4.1, or (ii) upon dissolution of the Partnership. The entitlement to any such return at such time shall be limited to the value of the Capital Account of the Partner. The General Partner shall not be liable for the return of any such amounts.

Section 3.3 Capital Accounts

a.The Partnership shall maintain for each Partner a separate Capital Account.

b.Each Partner’s Capital Account shall have an initial balance equal to the amount of cash and the net value of any securities or other property constituting such Partner’s initial contribution to the capital of the Partnership.

c.Each Partner’s Capital Account shall be increased by the sum of:

i.the amount of cash and the net value of any securities or other property constituting additional contributions by such Partner to the capital of the Partnership permitted pursuant to Section 3.1, plus

ii.in the case of APH, any Capital Profit allocated to its Capital Account pursuant to Section 3.4, plus

iii.the portion of any Operating Profit allocated to such Partner’s Capital Account pursuant to Section 3.4, plus

iv.such Partner’s allocable share of any decreases in any reserves recorded by the Partnership pursuant to Section 3.6 and any receipts determined to be applicable to a prior period pursuant to Section 3.6(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be credited to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.

d.Each Partner’s Capital Account shall be reduced by the sum of (without duplication):

i.in the case of APH, any Capital Loss allocated to its Capital Account pursuant to Section 3.4, plus

ii.the portion of any Operating Loss allocated to such Partner’s Capital Account pursuant to Section 3.4, plus

iii.the amount of any cash and the net value of any property distributed to such Partner pursuant to Section 4.1 or Section 8.1 including any amount deducted pursuant to Section 4.2 from any such amount distributed, plus

iv.any withholding taxes or other items payable by the Partnership and allocated to such Partner pursuant to Section 4.2, any increases in any reserves recorded by the Partnership pursuant to Section 3.6 and any payments determined to be applicable to a prior period pursuant to Section 3.6(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be charged to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.

e. If securities and/or other property are to be distributed in kind to the Partners or Retired Partners, including in connection with a liquidation pursuant to Section 8.1, they shall first be written up or down to their fair market value as of the date of such distribution, thus creating gain or loss for the Partnership, and the value of the securities and/or other property received by each Partner and each Retired Partner as so determined shall be debited against such Person’s Capital Account at the time of distribution.

Section 3.4 Allocation of Profit and Loss

a.Capital Profit and Operating Profit or Capital Loss and Operating Loss for any Fiscal Year shall be allocated to the Partners so as to produce Capital Accounts (computed after taking into account any other Capital Profit and Operating Profit or Capital Loss and Operating Loss for the Fiscal Year in which such event occurred and all distributions pursuant to Article 4 with respect to such Fiscal Year and after adding back each Partner’s share, if any, of Partner Nonrecourse Debt Minimum Gain, as defined in Treasury Regulation sections 1.704 - 2(b)(2) and 1.704 - 2(i), or Partnership Minimum Gain, as defined in Treasury Regulation sections 1.704 - 2(b)(2) and 1.704 - 2(d)) for the Partners such that a distribution of an amount of cash equal to such Capital Account balances in accordance with such Capital Account balances would be in the amounts, sequence and priority set forth in Article 4; provided, that the General Partner may allocate Operating Profit and Operating Loss and items thereof in such other manner as it determines to be appropriate to reflect the Partners’ interests in the Partnership.

b.To the extent that the allocations of Capital Loss or Operating Loss contemplated by Section 3.4(a) would cause the Capital Account of any Limited Partner to be less than zero, such Capital Loss or Operating Loss shall to that extent instead be allocated to and debited against the Capital Account of the General Partner. Following any such adjustment pursuant to this Section 3.4(b) with respect to any Limited Partner, any Capital Profit or Operating Profit for any subsequent Fiscal Year which would otherwise be credited to the Capital Account of such Limited Partner pursuant to Section 3.4(a) shall instead be credited to the Capital Account of the General Partner until the cumulative amounts so credited to the Capital Account of the General Partner with respect to such Limited Partner pursuant to this Section 3.4(b) is equal to the cumulative amount debited against the Capital Account of the General Partner with respect to such Limited Partner pursuant to this Section 3.4(b).

c.Each Limited Partner’s rights and entitlements as a Limited Partner are limited to the rights to receive allocations and distributions of Capital Profit and Operating Profit expressly conferred by this Agreement, the Limited Partner’s Award Letter and any side letter or similar agreement entered into pursuant to Section 9.1(b) and the other rights expressly conferred by this Agreement, the Limited Partner’s Award Letter and any such side letter or similar agreement or required by the Partnership Act, and a Limited Partner shall not be entitled to any other allocations, distributions or payments in respect of his interest, or to have or exercise any other rights, privileges or powers.

Section 3.5 Tax Allocations

a.For United States federal, state and local income tax purposes, Partnership income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners in order to reflect the allocations of Capital Profit, Capital Loss, Operating Profit and Operating Loss pursuant to the provisions of Section 3.4 for such Fiscal Year, provided, that any taxable income or loss associated with any Book-Tax Difference shall be allocated for tax purposes in accordance with the principles of section 704(c) of the Code in any such manner (as is permitted under that Code section and the Treasury Regulation promulgated thereunder) as determined by the General Partner.

b.If any Partner or Partners are treated for United States federal income tax purposes as realizing ordinary income because of receiving interests in the Partnership (whether under section 83 of the Code or under any similar provision of any law, rule or regulation), the issuance of such interests may, in the General Partner’s discretion, be treated as a payment of the relevant cash amount by the Partnership to the issued Partner and, subsequently, a contribution of such cash amount by such Partner to the Partnership. Upon such issuance, all Partnership assets may, in the General Partner’s discretion, be adjusted to equal their respective fair market values (as determined by the General Partner) in connection with such issuance and, immediately following such issuance, no Book-Tax Difference shall be reflected with respect to the issued Partner for such interests. Any deduction arising from the issuance of such interests shall be allocated to and among the Partners whose distributions are reduced as a result of such issuance.

Section 3.6 Reserves; Adjustments for Certain Future Events

a.Appropriate reserves may be created, accrued and charged against the Operating Profit or Operating Loss for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner or as of each other date as the General Partner deems appropriate, such reserves to be in the amounts which the General Partner deems necessary or appropriate (whether or not in accordance with generally accepted accounting principles). The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Partners at the time when such reserve is created, increased or decreased, as the case may be, in proportion to their respective Points at such time; provided, that the General Partner may (but is under no obligation to) charge or credit the amount of such reserve, increase or decrease to those parties who were Partners at the time, as determined by the General Partner, of the act or omission giving rise to the contingent liability for which the reserve item was established in proportion to their respective Points at that time. The amount of any such reserve charged against the Capital Account of a Partner shall reduce the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1 hereof; and the amount of any such reserve credited to the Capital Account of a Partner shall increase the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1 hereof.

b.If any amount paid by the Partnership was not previously accrued or reserved for but would nevertheless, in accordance with the Partnership’s accounting practices, be treated as applicable to one or more prior periods, then the General Partner may (but is under no obligation to) charge such amount to those parties who were Partners during such prior period or periods, based on each such Partner’s Points for such applicable period.

c.Any amount required to be charged pursuant to Section 3.6(a) or (b) shall be debited against the current balance in the Capital Account of the affected Partners. To the extent that the aggregate current Capital Account balances of such affected Partners are insufficient to cover the full amount of the required charge, the deficiency shall be debited against the Capital Accounts of the other Partners in proportion to their respective Capital Account balances at such time; provided, that each such other Partner shall be entitled to a preferential allocation, in proportion to and to the extent of such other Partner’s share of any such deficiency, together with a carrying charge at a rate equal to the Reference Rate, of any Operating Profit that would otherwise have been allocable after the date of such charge to the Capital Accounts of the affected Partners whose Capital Accounts were insufficient to cover the full amount of the required charge. In no event shall a current or former Partner be obligated to satisfy any amount required to be charged pursuant to Section 3.6(a) or (b) other than by means of a debit against such Partner’s Capital Account.

Section 3.7 Finality and Binding Effect of General Partner’s Determinations

All matters concerning the determination, valuation and allocation among the Partners with respect to any profit or loss of the Partnership and any associated items of income, gain, deduction, loss and credit, pursuant to any provision of this Article 3, including any accounting procedures applicable thereto, shall be determined by the General Partner unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all the Partners.

Section 3.8 AEOI

a.Each Limited Partner:

i.shall provide, in a timely manner, such information regarding the Limited Partner and its beneficial owners and/or controlling persons and such forms or documentation as may be requested from time to time by the General Partner or the Partnership to enable the Partnership to comply with the requirements and obligations imposed on it pursuant to AEOI and shall update such information as necessary;

ii.acknowledges that any such forms or documentation provided to the Partnership or its agents pursuant to clause (i), or any financial or account information with respect to the Limited Partner’s investment in the Partnership, may be disclosed to any governmental authority which collects information in accordance with AEOI and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Partnership;

iii.shall waive, and/or shall cooperate with the Partnership to obtain a waiver of, the provisions of any law which prohibits the disclosure by the Partnership, or by any of its agents, of the information or documentation requested from the Limited Partner pursuant to clause (i), prohibits the reporting of financial or account information by the Partnership or its agents required pursuant to AEOI or otherwise prevents compliance by the Partnership with its obligations under AEOI;

iv.acknowledges that, if it provides information and documentation that is in any way misleading, or it fails to provide and/or update the Partnership or its agents with the requested information and documentation necessary, in either case, to satisfy the Partnership’s obligations under AEOI, the Partnership may (whether or not such action or inaction leads to compliance failures by the Partnership, or a risk of the Partnership or its investors being subject to withholding tax or other penalties under AEOI) take any action and/or pursue all remedies at its disposal, including compulsory withdrawal of the Limited Partner, and may hold back from any withdrawal proceeds, or deduct from the Limited Partner’s Capital Account, any liabilities, costs, expenses or taxes caused (directly or indirectly) by the Limited Partner’s action or inaction; and

v.shall have no claim against the Partnership, or its agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Partnership in order to comply with AEOI.

b.Each Limited Partner hereby indemnifies the General Partner and the Partnership and each of their respective partners, members, managers, officers, directors, employees and agents and holds them harmless from and against any AEOI-related liability, action, proceeding, claim, demand, costs, damages, expenses (including legal expenses), penalties or taxes whatsoever which such Person may incur as a result of any action or inaction (directly or indirectly) of such Limited Partner (or any Related Party) described in Section 3.8(a)(i) through (iv). This indemnification shall survive the Limited Partner’s death or disposition of its interests in the Partnership.

Section 3.9 Alternative GP Vehicles

If the General Partner determines that for legal, tax, regulatory or other reasons (a) any investment or other activities of a Fund should be conducted through one or more alternative investment vehicles as contemplated by the relevant Fund LP Agreement, (b) any of such separate entities comprising such Fund should be managed or controlled by one or more separate entities serving as a general partner or in a similar capacity (each, an “Alternative GP Vehicle”), and (c) some or all of the Partners should participate through any such Alternative GP Vehicle, the General Partner may require any or all of the Partners, as determined by the General Partner, to participate directly or indirectly through any such Alternative GP Vehicle and to undertake such related and incidental activities and execute and deliver such related documents necessary or incidental thereto with and/or in lieu of the Partnership, and the General Partner shall have all necessary authority to implement such Alternative GP Vehicle; provided, that to the maximum extent practicable and subject to applicable legal, tax, regulatory or similar technical reasons, each Partner shall have the same economic interest in all material respects in an Alternative GP Vehicle formed pursuant to this Section 3.9 as such Partner would have had if it had participated in all Investments through the Partnership, and the terms of such Alternative GP Vehicle shall be substantially the same in all material respects to those of the Partnership and this Agreement. Each Partner shall take such actions and execute such documents as the General Partner determines are reasonably needed to accomplish the foregoing.

ARTICLE 4
DISTRIBUTIONS

Section 4.1 Distributions

a.Any amount of cash or property received as a distribution from a Fund by the Partnership in its capacity as a partner of such Fund, to the extent such amount is determined by reference to the capital commitment of the Partnership in, or the capital contributions of the Partnership to, such Fund, shall be promptly distributed by the Partnership to APH.

b.The General Partner shall use reasonable efforts to cause the Partnership to distribute, as promptly as practicable after receipt by the Partnership, any available cash or property attributable to items included in the determination of Operating Profit, subject to the provisions of section 10.3 of the Fund LP Agreements and subject to the retention of such reserves as the General Partner considers appropriate for purposes of the prudent and efficient financial operation of the Partnership’s business including in accordance with Section 3.6. Any such distributions (before adjustment for Holdback Amounts) shall be made to Partners in proportion to their respective Points, determined:

i.in the case of any amount of cash or property received from a Fund that is attributable to the disposition of an Investment by such Fund, as of the date of such disposition; and

ii.in any other case, as of the date of receipt of such cash or property by the Partnership;

provided, that any cash or other property that the General Partner determines is attributable to a Book-Tax Difference shall be distributed to the Limited Partners that are entitled to a share of such Book-Tax Difference pursuant to the definition of “Book-Tax Difference,” with any such distribution to be in the proportion that each such Limited Partner’s allocated share of the applicable Book-Tax Difference bears to the total Book-Tax Difference of the asset giving rise to the cash or property. Notwithstanding the foregoing, the General Partner shall retain from the distribution amount apportioned to each Limited Partner any Holdback Amount with respect to such Limited Partner, to the extent required and as determined in accordance with such Limited Partner’s Award Letter.

c.Distributions of amounts attributable to Operating Profit shall be made in cash; p rovided, that if the Partnership receives a distribution from a Fund in the form of property other than cash, the General Partner may distribute such property in kind to Partners in proportion to their respective Points.

d.Any distributions or payments in respect of the interests of Limited Partners unrelated to Capital Profit or Operating Profit shall be made at such time, in such manner and to such Limited Partners as the General Partner shall determine.

e.Except as the General Partner otherwise may determine, any Newly-Admitted Limited Partner shall have the right, after the distribution of any amounts attributable to Book-Tax Differences present at the time of such Newly-Admitted Limited Partner’s admission pursuant to the proviso of Section 4.1(b) to the other Limited Partners, to receive a special distribution of the Catch Up Amount (before adjustment for Holdback Amounts).

i.Any such special distribution of the Catch Up Amount shall be in addition to the distributions to which the Newly-Admitted Limited Partner is entitled pursuant to Section 4.1(b) and shall be made to the Newly-Admitted Limited Partner (or, if there is more than one such Newly-Admitted Limited Partner, pro rata to all such Newly-Admitted Limited Partners based on the aggregate amount of such distributions each such Newly- Admitted Limited Partner has not yet received) from amounts otherwise distributable to the Diluted Limited Partner (including from distributions of Book-Tax Difference arising after such Newly-Admitted Limited Partner’s admission), and shall reduce the amounts distributable to the Diluted Limited Partner pursuant to Section 4.1(b), until each applicable Newly-Admitted Limited Partner has received an amount equal to the applicable Catch Up Amount (before adjustment for Holdback Amounts).

iii.Any reallocation of Points to a Limited Partner who is not a Newly- Admitted Limited Partner pursuant to Article 7 shall include the right to receive any Catch Up Amount associated with such Points and shall succeed to any Book-Tax Difference accounts associated with such Points, except to the extent that the General Partner determines that the inclusion of such right would be inconsistent with the treatment of the reallocation of Points to such Limited Partner as a “profits interest” for income tax purposes.

iii.True Ups of Catch Up Amount. To the extent that a Newly-Admitted Limited Partner has a positive True Up Amount at the time specified in the final sentence of this Section 4.1(e)(iii), the General Partner will arrange for such Newly-Admitted Limited Partner to receive a distribution equal to such True Up Amount, to be sourced from (A) any amounts that would then or thereafter be distributable to the Diluted Limited Partner, (B) a mandatory capital contribution by the Diluted Limited Partner payable on demand by the General Partner, or (C) any combination of the foregoing. The General Partner shall be permitted to withhold or adjust the implementation of this Section 4.1(e)(iii) to the extent it determines that such action is necessary or appropriate to (x) carry out the objectives specified in Section 6.1(d), (y) prevent or mitigate the risk that the Newly-Admitted Limited Partner would be treated as receiving ordinary income for tax purposes (e.g., a guaranteed payment under section 707(c) of the Code or as other services-related ordinary compensation), or (z) otherwise fairly and equitably achieve the intent of the affected parties. The determinations pursuant to this Section 4.1(e)(iii) will be made no later than the time of the final distribution by the Funds and reasonably promptly following such earlier date as the General Partner determines that the Partnership has no prospect of receiving any further distributions from the Funds comprising Operating Profit, and any required distribution of True Up Amounts will be made reasonably promptly following such determination.

Section 4.2 Withholding of Certain Amounts

a.If the Partnership incurs a withholding or other tax obligation (a “Tax Obligation”) with respect to the share of Partnership income allocable to any Partner (including pursuant to section 6225 of the BBA Audit Rules), then the General Partner, without limitation of any other rights of the Partnership, may cause the amount of such Tax Obligation to be debited against the Capital Account of such Partner when the Partnership pays such Tax Obligation, and any amounts then or thereafter distributable to such Partner shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such then distributable amounts, then such Partner and any successor to such Partner’s interest shall indemnify and hold harmless the Partnership and the General Partner against, and shall pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the General Partner, the amount of such excess.

b.If a Tax Obligation is required to be paid by the Partnership (including with respect to a tax liability imposed under section 6225 of the BBA Audit Rules) and the General Partner determines that such amount is allocable to the interest in the Partnership of a Person that is at such time a Partner, such Tax Obligation shall be treated as being made on behalf of or with respect to such Partner for purposes of this Section 4.2(b) whether or not the tax in question applies to a taxable period of the Partnership during which such Partner held an interest in the Partnership. To the extent that any liability with respect to a Tax Obligation (including a liability imposed under section 6225 of the BBA Audit Rules) relates to a former Partner that has transferred all or a part of its interest in the Partnership, such former Partner (which in the case of a partial Transfer shall include a continuing Partner with respect to the portion of its interests in the Partnership so transferred) shall indemnify the Partnership for its allocable portion of such liability, unless otherwise agreed to by the General Partner in writing. Each Partner acknowledges that, notwithstanding the Transfer of all or any portion of its interest in the Partnership, it may remain liable to the Partnership, pursuant to this Section 4.2(b), for tax liabilities with respect to its allocable share of income and gain of the Partnership for the Partnership’s taxable years (or portions thereof) prior to such Transfer, as applicable (including any such liabilities imposed under section 6225 of the BBA Audit Rules).

c.The General Partner may withhold from any distribution to any Limited Partner pursuant to this Agreement any other amounts due from such Limited Partner or a Related Party (without duplication) to the Partnership or to any other Affiliate of AGM pursuant to any binding agreement or published policy to the extent not otherwise paid. Any amounts so withheld shall be deemed distributed to such Limited Partner and shall be applied by the General Partner to discharge the obligation in respect of which such amounts were withheld.

Section 4.3 Limitation on Distributions

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of his interest in the Partnership if such distribution would violate the Partnership Act or other applicable law.

Section 4.4 Distributions in Excess of Basis

Notwithstanding anything in this Agreement to the contrary, the General Partner may refrain from making, at any time prior to the dissolution of the Partnership, all or any portion of any cash distribution that otherwise would be made to a Partner or Retired Partner, if such distribution would exceed such Person’s United States federal income tax basis in the Partnership. Any amount that is not distributed to a Partner or Retired Partner due to the preceding sentence, as determined by the General Partner, either shall be retained by the Partnership on such Person’s behalf or loaned to such Person. Subject to the first sentence of this Section 4.4, 100% of any or all subsequent cash distributions shall be distributed to such Person (or, if there is more than one such Person, pro rata to all such Persons based on the aggregate amount of distributions each such Person has not yet received) until each such Person has received the same aggregate amount of distributions such Person would have received had distributions to such Person not been deferred pursuant to this Section 4.4. If any amount is loaned to a Partner or Retired Partner pursuant to this Section 4.4, (a) any amount thereafter distributable to such Person shall be applied to repay the principal amount of such loan, and (b) interest, if any, accrued or received by the Partnership on such loan shall be allocated and distributed to such Person. Any such loan shall be repaid no later than immediately prior to the satisfaction of all Partnership liabilities at the time of the liquidation of the Partnership. Until such repayment, for purposes of any determination hereunder based on amounts distributed to a Person, the principal amount of such loan shall be treated as having been distributed to such Person.

ARTICLE 5
MANAGEMENT

Section 5.1 Rights and Powers of the General Partner

a.Subject to the terms and conditions of this Agreement, the General Partner shall have complete and exclusive responsibility (i) for all management decisions to be made on behalf of the Partnership, and (ii) for the conduct of the business and affairs of the Partnership, including all such decisions and all such business and affairs to be made or conducted by the Partnership in its capacity as Fund General Partner and as general partner of certain Voting Affiliated Feeder Funds.

b.Without limiting the generality of the foregoing, the Partnership shall have full power and authority, and the General Partner shall have full power and authority, on its own behalf or on behalf of the Partnership, to execute, deliver or perform any contract, agreement or other undertaking that it may deem necessary or advisable for or incidental to the conduct of the business of the Partnership as contemplated by this Section 5.1, and to engage in or cause the Partnership to engage in all activities and transactions that it may deem necessary or advisable for or incidental to the conduct of such business, including, without in any manner limiting the generality of the foregoing, delivering, executing or performing any contract, agreement, undertaking or transaction with any Partner or with any other Person having any business, financial or other relationship with any Partner or Partners. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Fund LP Agreements, any governing documents of the Voting Affiliated Feeder Funds and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership.

c.The Partnership Representative shall be permitted to take any and all actions under the BBA Audit Rules (including making or revoking the election referred to in section 6226 of the BBA Audit Rules and all other applicable tax elections) and to act as the Partnership Representative thereunder, and shall have any powers necessary to perform fully in such capacity, in consultation with the General Partner if the General Partner is not the Partnership Representative. The General Partner shall (or shall cause another Partnership Representative to) promptly inform the Limited Partners of any tax deficiencies assessed or proposed to be assessed (of which a Partnership Representative or the General Partner is actually aware) by any taxing authority against the Partnership or the Limited Partners. Notwithstanding anything to the contrary contained herein, the acts of the General Partner (and with respect to applicable tax matters, any other Partnership Representative) in carrying on the business of the Partnership as authorized herein shall bind the Partnership. Each Partner shall upon request supply the information necessary to properly give effect to any elections described in this Section 5.1(c) or to otherwise enable a Partnership Representative to implement the provisions of this Section 5.1(c) (including filing tax returns, defending tax audits or other similar proceedings and conducting tax planning). The Limited Partners agree to reasonably cooperate with the Partnership or General Partner, and undertake any action reasonably requested by the Partnership or the General Partner, in connection with any elections made by the Partnership Representative or as determined to be reasonably necessary by the Partnership Representative under the BBA Audit Rules.

d.Each Partner agrees not to treat, on his United States federal income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership. The General Partner shall have the exclusive authority to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other revenue law.

Section 5.2 Delegation of Duties

a.Subject to Section 5.1, the General Partner may delegate to any Person or Persons any of the duties, powers and authority vested in it hereunder on such terms and conditions as it may consider appropriate.

b.Without limiting the generality of Section 5.2(a), the General Partner shall have the power and authority to appoint any Person, including any Person who is a Limited Partner, to provide services to and act as an employee or agent of the Partnership and/or General

Partner, with such titles and duties as may be specified by the General Partner. Any Person appointed by the General Partner to serve as an employee or agent of the Partnership shall be subject to removal at any time by the General Partner, and shall report to and consult with the General Partner at such times and in such manner as the General Partner may direct.

c.Any Person who is a Limited Partner and to whom the General Partner delegates any of its duties pursuant to this Section 5.2 or any other provision of this Agreement shall be subject to the same standard of care, and shall be entitled to the same rights of indemnification and exoneration, applicable to the General Partner under and pursuant to Section 5.7, unless such Person and the General Partner mutually agree to a different standard of care or right to indemnification and exoneration to which such Person shall be subject.

d.The General Partner shall be permitted to designate one or more committees of the Partnership which committees may include Limited Partners as members. Any such committees shall have such powers and authority granted by the General Partner. Any Limited Partner who has agreed to serve on a committee shall not be deemed to have the power to bind or act for or on behalf of the Partnership in any manner and in no event shall a member of a committee be considered a general partner of the Partnership by agreement, estoppel or otherwise or be deemed to participate in the control and/or conduct of the business of the Partnership as a result of the performance of his duties hereunder or otherwise.

e.The General Partner shall cause the Partnership to enter into an arrangement with the Management Company which arrangement shall require the Management Company to pay all costs and expenses of the Partnership.

Section 5.3 Transactions with Affiliates

To the fullest extent permitted by applicable law, the General Partner (or any Affiliate of the General Partner), when acting on behalf of the Partnership, is hereby authorized to (a) purchase property from, sell property to, lend money to or otherwise deal with any Affiliates, any Limited Partner, the Partnership, a Fund or any Affiliate of any of the foregoing Persons, and (b) obtain services from any Affiliates, any Limited Partner, the Partnership, a Fund or any Affiliate of the foregoing Persons.

Section 5.4 [Intentionally Omitted]

Section 5.5 Rights of Limited Partners

a.Limited Partners shall have no right to take part in the management or control or in the conduct of the Partnership’s business, nor shall they have any right or authority to act for the Partnership or to vote on matters other than as set forth in this Agreement or as required by applicable law.

b.Without limiting the generality of the foregoing, the General Partner shall have the full and exclusive authority, without the consent of any Limited Partner, to compromise the obligation of any Limited Partner to make a capital contribution or to return money or other property paid or distributed to such Limited Partner in violation of the Partnership Act.

c.Nothing in this Agreement shall entitle any Partner to any compensation for services rendered to or on behalf of the Partnership as an agent or in any other capacity, except for any amounts payable in accordance with this Agreement.

d.Subject to the Fund LP Agreements and to full compliance with AGM’s code of ethics and other written policies relating to personal investment and any other transactions, membership in the Partnership shall not prohibit a Limited Partner from purchasing or selling as a passive investor any interest in any asset.

Section 5.6 Other Activities of General Partner

Nothing in this Agreement shall prohibit the General Partner from engaging in any activity other than acting as General Partner hereunder.

Section 5.7 Duty of Care; Indemnification

a.The General Partner (including, without limitation, for this purpose each former and present director, officer, manager, member, employee and stockholder of the General Partner), the Partnership Representative and each Limited Partner (including any former Limited Partner) in his capacity as such, and to the extent such Limited Partner participates, directly or indirectly, in the Partnership’s activities, whether or not a Retired Partner (each, a “Covered Person” and collectively, the “Covered Persons”), shall not be liable to the Partnership or to any of the other Partners for any loss, claim, damage or liability occasioned by any acts or omissions in the performance of his services hereunder, unless it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such loss, claim, damage or liability is due to an act or omission of a Covered Person (i) made in bad faith or with criminal intent, or (ii) that materially and adversely affected a Fund and that failed to satisfy the duty of care owed pursuant to the applicable Fund LP Agreement or as otherwise required by law.

b.A Covered Person shall be indemnified to the fullest extent permitted by law by the Partnership against any losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon him by reason of or in connection with any action taken or omitted by such Covered Person arising out of the Covered Person’s status as a Partner or his activities on behalf of the Partnership, including in connection with any action, suit, investigation or proceeding before any judicial, administrative, regulatory or legislative body or agency to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been the General Partner, the Partnership Representative or a Limited Partner or by reason of serving or having served, at the request of the Partnership in its capacity as Fund General Partner, as a director, officer, consultant, advisor, manager, member or partner of any enterprise in which a Fund has or had a financial interest, including issuers of Investments; provided, that the Partnership may, but shall not be required to, indemnify a Covered Person with respect to any matter as to which there has been a Final Adjudication that his acts or his failure to act (i) were in bad faith or with criminal intent, or (ii) were of a nature that makes indemnification by the Funds unavailable. The right to indemnification granted by this Section 5.7 shall be in addition to any rights to which a Covered Person may otherwise be entitled and shall inure to the benefit of the successors by operation of law or valid assigns of such Covered Person. The Partnership shall pay the expenses incurred by a Covered Person in defending a civil or criminal action, suit, investigation or proceeding in advance of the final disposition of such action, suit, investigation or proceeding (provided the foregoing was not instigated by the General Partner on behalf of the Partnership against the Covered Person), upon receipt of an undertaking by the Covered Person to repay such payment if there shall be a Final Adjudication that he is not entitled to indemnification as provided herein. In any suit brought by the Covered Person to enforce a right to indemnification hereunder it shall be a defense that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7, and in any suit in the name of the Partnership to recover expenses advanced pursuant to the terms of an undertaking the Partnership shall be entitled to recover such expenses upon Final Adjudication that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to an advancement of expenses, shall be on the Partnership (or any Limited Partner acting derivatively or otherwise on behalf of the Partnership or the Limited Partners). The General Partner may not satisfy any right of indemnity or reimbursement granted in this Section 5.7 or to which it may be otherwise entitled except out of the assets of the Partnership (including, without limitation, insurance proceeds and rights pursuant to indemnification agreements), and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. The General Partner may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Article 5 and obtain appropriate insurance coverage on behalf and at the expense of the Partnership to secure the Partnership’s indemnification obligations hereunder. Each Covered Person shall be deemed an intended third party beneficiary (to the extent not a direct party hereto) to this Agreement and, in particular, the provisions of this Article 5, and shall be entitled to the benefit of the indemnity granted to the Partnership by each of the Funds pursuant to the terms of the Fund LP Agreements.

c.To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Partners, the Covered Person shall not be liable to the Partnership or to any Partner for his good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the Partnership or the Partners, are agreed by the Partners to replace such other duties and liabilities of each such Covered Person to the fullest extent permitted by applicable law.

d.Notwithstanding any of the foregoing provisions of this Section 5.7, the Partnership may but shall not be required to indemnify (i) a Retired Partner (or any other former Limited Partner) with respect to any claim for indemnification or advancement of expenses arising from any conduct occurring more than six months after the date of such Person’s retirement (or other withdrawal or departure), (ii) a Limited Partner with respect to any claim for indemnification or advancement of expenses as a director, officer or agent of the issuer of any Investment to the extent arising from conduct in such capacity occurring more than six months after the complete disposition of such Investment by a Fund, or (iii) any Person to the extent the General Partner so determines.

Section 5.8 Discretion; Good Faith

Except as otherwise expressly provided herein or as required by law, each power and authority vested in the General Partner by or pursuant to any provisions of this Agreement, any Award Letter, any side letter or similar agreement, or the Partnership Act shall be construed as being exercisable by the General Partner in its sole and absolute discretion. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, any Award Letter or in any other agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the General Partner is authorized to make a decision (a) in its discretion (whether explicitly or pursuant to the preceding sentence) or under a grant of similar authority, the General Partner shall be entitled to consider only such interests and factors as it desires, including its and its Affiliates’ own interests, and shall otherwise have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (b) in its good faith or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard, and may exercise its discretion differently with respect to different Limited Partners.

Section 5.9 Modification of Fiduciary Duties

To the fullest extent permitted by law and notwithstanding any other duties at law, in equity or otherwise, it is the intention of the parties hereto that if the General Partner and the Covered Persons act in accordance with their duties to the Funds, they shall not be in breach of any duty owed to the Partnership or its Partners and shall not have any liability in respect thereof.

ARTICLE 6
ADMISSIONS, TRANSFERS AND WITHDRAWALS

Section 6.1 Admission of Additional Limited Partners; Effect on Points

a.The General Partner may admit at any time any Person as an additional Limited Partner, and may assign Points to such Person and/or increase the Points of any existing Limited Partner, in each case, subject to and in accordance with the remaining provisions of this Section 6.1 and Section 7.1.

b.Subject to Section 6.1(c), each additional Limited Partner shall execute (i) either a counterpart to this Agreement, an Award Letter or another separate instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner and their agreement to adhere to and be bound to this Agreement, and (ii) the documents contemplated by Section 7.1(b), and shall be admitted as a Limited Partner upon such execution.

c.Notwithstanding the foregoing, the General Partner may admit additional Limited Partners without requiring, at the time of admission, the execution of this Agreement or an Award Letter, or any other formalities, by delivering a written notice of admission to the proposed additional Limited Partner (which may take the form of an email message) requesting a confirmation in response (which may also take the form of an email message). Upon receipt by the General Partner of such a confirmation (or waiver of such requirement by the General Partner), admission will be effective at the time and on the terms set forth in the admission notice. Upon such admission, the Person so admitted shall be deemed to have adhered to and agreed to be bound by the terms and conditions of this Agreement and shall have the rights and be subject to the obligations contained in this Agreement as if such Person and all existing Partners had together duly executed and delivered this Agreement. If the admission notice does not specify the magnitude of the initial interest of the Limited Partner, such interest will be deemed to be not less than a 1/2000th share of the Partnership’s net profits, subject to applicable terms relating to dilution, vesting, return of unvested distributions and forfeiture as may be specified in the admission notice or thereafter in an Award Letter issued by the General Partner containing terms not inconsistent with the admission notice. Upon receipt of such an Award Letter, the General Partner may require a Limited Partner to execute and deliver a counterpart thereof as a condition to the receipt of future distributions.

d.Profits Interests.

i.The Partnership and each Partner agree (i) that the General Partner shall be permitted to issue an interest in the Partnership to any Partner intended to be treated as “Profits Interests” with respect to the Partnership, within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, as clarified by Rev. Proc. 2001-43, 2001-34 I.R.B. 191; (ii) to treat any Profits Interests as such; and (iii) that the provisions of this Agreement shall be interpreted in a manner consistent with the intended status of any Profits Interest.

ii.Any Profits Interests issued by the Partnership shall be subject to the following provision:

Absent a contrary determination by the General Partner based on a change in law governing the taxation of “profits interests”: (A) the Partnership and each Partner shall treat each Partnership interest granted to such Partner as a Profits Interest; (B) the Partnership and each Partner shall treat each holder of a Profits Interest as the owner of such interest from the date such interest is granted until such interest is forfeited or otherwise disposed of; (C) each holder of a Profits Interest agrees to take into account such distributive share of the Partnership’s income, gain, deduction and loss in computing its U.S. federal income tax liability for the entire period during which it holds such Profits Interest; and (D) each Partner agrees not to claim a deduction (as wages, compensation or otherwise) in respect of any Profits Interest either upon grant or vesting of the Profits Interest. Upon a change in law governing the taxation of “profits interests,” each Partner shall take such actions as may be requested by the Partnership in response to such change in law, including agreeing to amend this Agreement in a manner the General Partner deems necessary or appropriate to reflect such change in law and reporting any such matters in their income tax returns as determined by the General Partner. Notwithstanding anything in this Agreement to the contrary, the General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement as it deems necessary or appropriate to comply with the requirements of, or address changes to, any law applicable to the taxation of “profits interests.”

Section 6.2 Admission of Additional General Partner

The General Partner may admit one or more additional general partners at any time without the consent of any Limited Partner. No reduction in the Points of any Limited Partner shall be made as a result of the admission of an additional general partner or the increase in the Points of any general partner without the consent of such Limited Partner. Any additional general partner shall be admitted as a general partner of the Partnership upon its execution of a counterpart signature page to this Agreement or a separate instrument evidencing their agreement to adhere to and be bound by this Agreement, and upon the filing of an amendment to the Section 9 Statement with the Registrar pursuant to the Partnership Act.

Section 6.3 Transfer of Interests of Limited Partners

a.No Transfer of any Limited Partner’s interest in the Partnership, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Limited Partner, unless the prior written consent of the General Partner has been obtained, which consent may be given or withheld by the General Partner. Notwithstanding the foregoing, any Limited Partner may Transfer to any Related Party of such Limited Partner all or part of such Limited Partner’s interest in the Partnership (subject to continuing obligations of such Limited Partner, including, without limitation, in respect of vesting, Restrictive Covenants and the Holdback Amount or any AGM Shares acquired in respect thereof), including, without limitation, his, her or its right to receive distributions of Operating Profit (other than with respect to AGM Shares); p rovided, that the Transfer has been previously approved in writing by the General Partner, such approval not to be unreasonably withheld. In the event of any Transfer, all of the conditions of the remainder of this Section 6.3 must also be satisfied.

b.A Limited Partner or his legal representative shall give the General Partner notice before the proposed effective date of any voluntary Transfer and within 30 days after any involuntary Transfer, and shall provide sufficient information to allow legal counsel acting for the Partnership to make the determination that the proposed Transfer will not result in any of the following consequences:

i.require registration of the Partnership or any interest therein under any securities or commodities laws of any jurisdiction;

ii.result in a termination of the Partnership for U.S. tax purposes under section 708(b)(1)(B) of the Code or jeopardize the status of the Partnership as a partnership for United States federal income tax purposes; or

iii.violate, or cause the Partnership, the General Partner or any Limited Partner to violate, any applicable law, rule or regulation of any jurisdiction.

Such notice must be supported by proof of legal authority and a valid instrument of assignment acceptable to the General Partner.

c.In the event any Transfer permitted by this Section 6.3 shall result in multiple ownership of any Limited Partner’s interest in the Partnership, the General Partner may require one or more trustees or nominees to be designated to represent a portion of the interest transferred or the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferees have pursuant to the provisions of this Agreement.

d.A permitted transferee shall be entitled to be paid the allocations and distributions attributable to the interest in the Partnership transferred to such transferee and to Transfer such interest in accordance with the terms of this Agreement; provided, that such transferee shall not be entitled to the other rights of a Limited Partner as a result of such transfer until he becomes a substituted Limited Partner. No transferee may become a substituted Limited Partner except with the prior written consent of the General Partner (which consent may be given or withheld by the General Partner, provided that in relation to the outgoing Limited Partner’s Related Party such consent or approval must not be unreasonably withheld in accordance with Section 6.3(a)). Such transferee shall be admitted to the Partnership as a substituted Limited Partner upon execution of a counterpart of this Agreement or such other instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner and its agreement to adhere to and be bound to this Agreement. Notwithstanding the above, the Partnership and the General Partner shall incur no liability for allocations and distributions made in good faith to the transferring Limited Partner until a written instrument of Transfer has been received and accepted by the Partnership and recorded on its books and the effective date of the Transfer has passed.

e.Any other provision of this Agreement to the contrary notwithstanding, to the fullest extent permitted by law, any successor or transferee of any Limited Partner’s interest in the Partnership shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 6.3, the General Partner may require the transferee to make certain representations and warranties to the Partnership and Partners and to accept, adopt and approve in writing all of the terms and provisions of this Agreement.

f.In the event of a Transfer or in the event of a distribution of assets of the Partnership to any Partner, the Partnership, at the direction of the General Partner, may, but shall not be required to, file an election under section 754 of the Code and in accordance with the applicable Treasury Regulation, to cause the basis of the Partnership’s assets to be adjusted as provided by section 734 or 743 of the Code.

g.The Partnership shall maintain books for the purpose of registering the Transfer of partnership interests in the Partnership. No Transfer of a partnership interest shall be effective until the Transfer of the partnership interest is registered upon books maintained for that purpose by or on behalf of the Partnership.

h.In the event of a Transfer of all of a Limited Partner’s interest in the Partnership, such Limited Partner shall remain liable to the Partnership as contemplated by Section 4.2(b) and shall, if requested by the General Partner, expressly acknowledge such liability in such agreements as may be entered into by such Limited Partner in connection with such Transfer.

Section 6.4 Withdrawal of Partners

A Partner may not withdraw from the Partnership without the prior consent of the General Partner. The General Partner may prescribe the terms and conditions of any permitted withdrawal, and is under no duty to treat different Partners similarly with respect to any permitted withdrawal.

For the avoidance of doubt, any Limited Partner who transfers to a Related Party such Limited Partner’s entire remaining entitlement to allocations and distributions shall remain a Limited Partner, notwithstanding the admission of the transferee Related Party as a Limited Partner, for as long as the transferee Related Party remains a Limited Partner.

Section 6.5 Pledges

a.A Limited Partner shall not pledge, charge or grant a security interest in such Limited Partner’s interest in the Partnership unless the prior written consent of the General Partner has been obtained (which consent may be given or withheld by the General Partner in its discretion).

b.Notwithstanding Section 6.5(a) and subject to the requirements of applicable law, any Limited Partner may grant to a bank or other financial institution a security interest in such part of such Limited Partner’s interest in the Partnership as relates solely to the right to receive distributions of Operating Profit in the ordinary course of obtaining bona fide loan financing to fund his contributions to the capital of the Partnership or Co-Investors (A). If the interest of the Limited Partner in the Partnership or Co-Investors (A) or any portion thereof in respect of which a Limited Partner has granted a security interest ceases to be owned by such Limited Partner in connection with the exercise by the secured party of remedies resulting from a default by such Limited Partner or upon the occurrence of such similar events with respect to such Limited Partner’s interest in Co-Investors (A), such interest of the Limited Partner in the Partnership or portion thereof shall thereupon become a non-voting interest and the holder thereof shall not be entitled to vote on any matter pursuant to this Agreement.

c.For purposes of the grant, pledge, charge, attachment or perfection of a security interest in a partnership interest in the Partnership or otherwise, each such partnership interest shall constitute a “security” within the meaning of, and governed by, (i) article 8 of the Uniform Commercial Code (including section 8-102(a)(15) thereof) as in effect from time to time in the State of New York (the “NYUCC”), and (ii) article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

d.Any partnership interest in the Partnership may be evidenced by a certificate issued by the Partnership in such form as the General Partner may approve. Every certificate representing an interest in the Partnership shall bear a legend substantially in the following form:

Each partnership interest constitutes a “security” within the meaning of, and governed by, (i) article 8 of the Uniform Commercial Code (including section 8-102(a)(15) thereof) as in effect from time to time in the State of New York (the “UCC”), and (ii) article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

THE TRANSFER OF THIS CERTIFICATE AND THE PARTNERSHIP INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP DATED FEBRUARY 10, 2022 WITH A DEEMED EFFECTIVE DATE AS AMONG THE PARTIES THERETO OF JULY 10, 2020, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME.

e.Each certificate representing a partnership interest in the Partnership shall be executed by manual, electronic or facsimile signature of the General Partner on behalf of the Partnership.

f.Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of article 8 of the NYUCC, such provision of article 8 of the NYUCC shall control.

ARTICLE 7
ALLOCATION OF POINTS; ADJUSTMENTS OF POINTS AND RETIREMENT OF PARTNERS

Section 7.1 Allocation of Points

a.Except as otherwise provided herein, the General Partner shall be responsible for the allocation of Points from time to time to the Limited Partners. The General Partner may allocate Points to a new Limited Partner and/or increase the Points of any existing Limited Partner, in each case, solely in accordance with the terms and conditions set forth herein.

b.Unless otherwise agreed by the General Partner, the allocation of Points to any Limited Partner shall not become effective until:

i.the receipt of the following documents, in form and substance reasonably satisfactory to the General Partner, executed by such Limited Partner: (A) a customary and standard guarantee or guarantees, for the benefit of Fund investors, of the Limited Partner’s Clawback Share of the Partnership’s obligation to make Clawback Payments, and (B) a customary and standard undertaking to reimburse APH for any payment made by it (or by another AGM Affiliate) that is attributable to such Limited Partner’s Clawback Share of any Clawback Payment; and

ii.the effective date of the acceptance by Co-Investors (A) of a capital commitment from such Limited Partner (or his Related Party, as applicable) in an amount described in the Award Letter or in an amount equal to the percentage of total Fund commitments specified in the Points allocation notice delivered to such Limited Partner in writing by the General Partner. Upon the occurrence of a material default, after the expiration of the applicable cure period set forth in section 4.2 of the Co-Investors (A) Partnership Agreement, in the obligation to contribute capital to Co-Investors (A) in accordance with the Co-Investors (A) Partnership Agreement by a Limited Partner, the General Partner may reduce or eliminate the Points of any such Limited Partner (including the Vested Points of any Retired Partner).

c.The General Partner shall maintain on the books and records of the Partnership a record of the number of Points allocated to each Partner and shall give notice to each Limited Partner of the number of such Limited Partner’s Points upon admission to the Partnership of such Limited Partner and promptly upon any change in such Limited Partner’s Points pursuant to this Article 7 and such notice shall include the calculations used by the General Partner to determine the amount of any such reduction. The Limited Partners shall not otherwise have the right to inspect the record of the number of Points allocated to each Partner, except upon prior consent of the General Partner.

d.The General Partner may enter into an agreement pursuant to which any Person other than AGM or a subsidiary of AGM would be entitled to receive one or more distributions of or attributable to Operating Profit in an amount calculated by reference to the investment performance of one or more, but not all, specified Investments (each such distribution, a “Designated Investment Distribution”). In furtherance of the foregoing, the General Partner shall be entitled to make such equitable adjustments as it determines to be appropriate to give effect to the foregoing, including, without limitation, (i) reducing the amount of Operating Profit that would otherwise be distributable with respect to Points pursuant to Section 4.1(b) by the amount of any Designated Investment Distribution determined by the General Partner to be sourced or distributable from such Operating Profit, (ii) creating reserves out of Operating Profits for purposes of funding Designated Investment Distributions that are anticipated but not yet crystallized, and (iii) requiring any Limited Partner to return all or a portion of any distribution previously made to fund the payment of any such Designated Investment Distribution.

Section 7.2 Retirement of Partner

a. A Limited Partner shall become a Retired Partner upon:

i.delivery to such Limited Partner of a notice by the General Partner or any of its Affiliates terminating such Limited Partner’s employment by or service to AGM or an Affiliate thereof, unless otherwise determined by the General Partner;

ii.     delivery by such Limited Partner of a notice to the General Partner, AGM or an Affiliate thereof stating that such Limited Partner elects to resign from or otherwise terminate his or her employment by or service to AGM or an Affiliate thereof; or

iii. the death of the Limited Partner, whereupon the estate of the deceased Limited Partner shall be treated as a Retired Partner in the place of the deceased Limited Partner, or the Disability of the Limited Partner.

b. Nothing in this Agreement or at law or in equity shall obligate the General Partner to treat Retired Partners alike, and the exercise of any power or discretion by the General Partner in the case of any one such Retired Partner shall not create any obligation on the part of the General Partner to take any similar action in the case of any other such Retired Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each such Retired Partner separately.

Section 7.3 Additional Points

If one or more Partners or Retired Partners is assigned additional Points and the General Partner determines in connection with such assignment that such assignment may be, for purposes of section 83 of the Code, a transfer in connection with the performance of services of an interest that would not qualify as a “profits interest” within the meaning of IRS Revenue Procedure 93-27, then the General Partner may make such adjustments to the amounts allocated and distributed to such Partner or Retired Partner with respect to such reallocated Points (and corresponding adjustments to other allocations and distributions for Partners and Retired Partners as determined by the General Partner) so as to cause such interest to qualify as a “profits interest” within the meaning of IRS Revenue Procedure 93-27, including by treating such reallocation as an event described in the definitions of “Carrying Value” and “Book-Tax Difference” and by treating such Partner or Retired Partner as a Newly-Admitted Limited Partner with respect to such Points.

ARTICLE 8
WINDING UP AND DISSOLUTION

Section 8.1 Winding Up and Dissolution of Partnership

a.Upon the commencement of the winding up of the Partnership in accordance with the Partnership Act, the General Partner shall wind up the business and administrative affairs and liquidate the assets of the Partnership, except that, if the General Partner is unable to perform this function, a liquidator may be elected by a majority in interest (determined by Points) of Limited Partners and upon such election such liquidator shall liquidate the Partnership. Capital Profit and Capital Loss, Operating Profit and Operating Loss during the Fiscal Years that include the period of liquidation shall be allocated pursuant to Section 3.4. The proceeds from liquidation shall be distributed in the following manner:

i.first, the debts, liabilities and obligations of the Partnership including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership’s assets to the Partners has been completed, shall be satisfied (whether by payment or by making reasonable provision for payment thereof); and

ii.thereafter, the Partners shall be paid amounts pro rata in accordance with and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article 3.

b.Anything in this Section 8.1 to the contrary notwithstanding, the General Partner or liquidator may distribute ratably in kind rather than in cash, upon dissolution, any assets of the Partnership in accordance with the priorities set forth in Section 8.1(a), provided, that if any in kind distribution is to be made the assets distributed in kind shall be valued as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 8.1(a).

c.Following the completion of the winding up of the Partnership, the General Partner (or the liquidator as applicable) shall execute, acknowledge and cause to be filed a notice of dissolution (the “Notice of Dissolution”) of the Partnership with the Registrar and the winding up of the Partnership shall be complete on the filing of the Notice of Dissolution.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1 Amendment of Partnership Agreement and Co-Investors (A) Partnership Agreement

a.The General Partner may amend this Agreement at any time, in whole or in part, without the consent of any Limited Partner by giving notice of such amendment to any Limited Partner whose rights or obligations as a Limited Partner pursuant to this Agreement are changed thereby; provided, that any amendment that would effect a material adverse change in the contractual rights or obligations of a Partner (such rights or obligations determined without regard to the amendment power reserved herein) may only be made if the written consent of such Partner is obtained prior to the effectiveness thereof; provided, that any amendment that increases a Partner’s obligation to contribute to the capital of the Partnership or increases such Partner’s Clawback Share shall not be effective with respect to such Partner, unless such Partner consents thereto in advance in writing. Notwithstanding the foregoing, the General Partner may amend this Agreement at any time, in whole or in part, without the consent of any Limited Partner to enable the Partnership to (i) comply with the requirements of the “Safe Harbor” Election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-24 IRB 1, Proposed Treasury Regulation section 1.83-3(e)(1) or Proposed Treasury Regulation section 1.704- 1(b)(4)(xii) at such time as such proposed Procedure and Regulations are effective and to make any such other related changes as may be required by pronouncements or Treasury Regulation issued by the Internal Revenue Service or Treasury Department after the date of this Agreement and (ii) enable, when applicable, the Partnership (or the Partnership Representative) to comply with the BBA Audit Rules or to make any elections or take any other actions available thereunder; provided, that any amendment pursuant to clauses (i) or (ii) that would cause a Limited Partner’s rights to allocations and distributions to suffer a material adverse change only may be made if the written consent of such Limited Partner is obtained prior to the effectiveness thereof. An adjustment of Points shall not be considered an amendment to the extent effected in compliance with the provisions of Section 7.1 or Section 7.3 as in effect on the date hereof or as hereafter amended in compliance with the requirements of this Section 9.1(a). The General Partner’s approval of or consent to any transaction resulting in any change to the scheme of distribution under a Fund LP Agreement that would have the effect of reducing the Partnership’s allocable share of the Net Income of the relevant Fund shall require the consent of any Limited Partner on whom such change would have a material adverse effect.

b.Notwithstanding the provisions of this Agreement, including Section 9.1(a), it is hereby acknowledged and agreed that the General Partner on its own behalf or on behalf of the Partnership without the approval of any Limited Partner or any other Person may enter into one or more side letters or similar agreements with one or more Limited Partners which have the effect of establishing rights under, or altering or supplementing the terms of this Agreement. The parties hereto agree that any terms contained in a side letter or similar agreement with one or more Limited Partners shall govern with respect to such Limited Partner or Limited Partners notwithstanding the provisions of this Agreement. Any such side letters or similar agreements shall be binding upon the Partnership or the General Partner, as applicable, and the signatories thereto as if the terms were contained in this Agreement, but no such side letter or similar agreement between the General Partner and any Limited Partner or Limited Partners and the Partnership shall adversely amend the contractual rights or obligations of any other Limited Partner without such other Limited Partner’s prior consent.

c.The provisions of this Agreement that affect the terms of the Co-Investors (A) Partnership Agreement applicable to Limited Partners constitute a “side letter or similar agreement” between each Limited Partner and the general partner of Co-Investors (A), which has executed this Agreement exclusively for purposes of confirming the foregoing.

Section 9.2 Power-of-Attorney

a.Each Partner hereby irrevocably makes, constitutes and appoints the General Partner with full power of substitution, the true and lawful representative and attorney-in-fact, and in the name, place and stead of such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

i.any amendment to, or amendment and restatement of, this Agreement which complies with the provisions of this Agreement (including the provisions of Section 9.1);

ii.all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the Cayman Islands, the United States of America or any other jurisdiction, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership as an exempted limited partnership;

iii.all such instruments, certificates, agreements and other documents relating to the conduct of the investment program of the Funds which, in the opinion of such attorney-in-fact and the legal counsel to the Funds, are reasonably necessary to accomplish the legal, regulatory and fiscal objectives of the Funds in connection with their acquisition, ownership and disposition of investments, including, without limitation:

A.the governing documents of any management entity formed as a part of the tax planning for the Funds and any amendments thereto; and

B.documents relating to any restructuring transaction with respect to any of the Funds’ investments,

provided, that such documents referred to in clauses (A) and (B) above, viewed individually or in the aggregate, provide equivalent financial and economic rights and obligations with respect to such Limited Partner and otherwise do not:

1.increase the Limited Partner’s financial obligation to make capital contributions with respect to the relevant Fund (directly or through any associated vehicle in which the Limited Partner holds an interest);

2.diminish the Limited Partner’s entitlement to share in profits and distributions with respect to the relevant Fund (directly or through any associated vehicle in which the Limited Partner holds an interest);

3.cause the Limited Partner to become subject to increased personal liability for any debts or obligations of the Partnership or other Partners; or

4.otherwise result in an adverse change in the rights or obligations of the Limited Partner in relation to the conduct of the investment program of the Funds;

iv.any instrument or document necessary or advisable to implement the provisions of Section 3.9 of this Agreement;

v.any written notice or letter of resignation from any board seat or office of any Person (other than a company that has a class of equity securities registered under the United States Securities Exchange Act of 1934, as amended, or that is registered under the United States Investment Company Act of 1940, as amended), which board seat or office was occupied or held at the request of the Partnership or any of its Affiliates; and

vi.all such proxies, consents, assignments and other documents as the General Partner determines to be necessary or advisable in connection with any merger or other reorganization, restructuring or other similar transaction entered into in accordance with this Agreement (including the provisions of Section 9.5(c)).

b.Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without his consent. If an amendment of the Section 9 Statement or this Agreement is made or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such action, the General Partner is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each other Partner will rely on the effectiveness of this power-of-attorney with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is a power-of-attorney and is intended to secure a proprietary interest and the performance of the obligations of each Limited Partner in favor of the General Partner and as such:

i.shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the General Partner shall have had notice thereof; and

ii.shall survive any Transfer by a Limited Partner of the whole or any portion of its interest in the Partnership, except that, where the transferee thereof has been approved by the General Partner for admission to the Partnership as a substituted

Limited Partner, this power-of-attorney given by the transferor shall survive such Transfer for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution; and

iii.extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of such Limited Partner, and may be exercised by the General Partner on behalf of such Limited Partner in executing any instrument by a facsimile or electronic signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and/or agent for all of them.

Section 9.3 Notices

Any notice required or permitted to be given under this Agreement shall be in writing. A notice to the General Partner shall be directed to the attention of Scott Kleinman with a copy to the general counsel of the Partnership. A notice to a Limited Partner shall be directed to such Limited Partner’s last known residence as set forth in the books and records of the Partnership or its Affiliates (a Limited Partner’s “Home Address”). A notice shall be considered given when delivered to the addressee either by hand at his Partnership office or electronically to the primary e-mail account supplied by the Partnership for Partnership business communications, except that a notice to a Retired Partner or a notice demanding cure of a Bad Act shall be considered given only when delivered by hand or by a recognized overnight courier, together with mailing through the United States Postal System by regular mail to such Retired Partner’s Home Address.

Section 9.4 Agreement Binding Upon Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors by operation of law, but the rights and obligations of the Partners hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, Transfer or delegation thereof that is not made in accordance with such express provisions shall be voidable and unenforceable.

Section 9.5 Merger, Consolidation, etc.

a.Subject to Section 9.5(b) and Section 9.6(c), and to the extent permitted by law, the Partnership may merge or consolidate with or into one or more limited partnerships formed under the Partnership Act or other business entities pursuant to an agreement of merger or consolidation which has been approved by the General Partner and without the consent of any other Partner.

b.Subject to Section 9.5(c) but notwithstanding any other provision to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 9.5(a) may, to the extent permitted by the Partnership Act and Section 9.5(a), (i) effect any amendment to this Agreement, (ii) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership in the merger or consolidation, or (iii) provide that the partnership agreement of any other constituent limited partnership to the merger or consolidation (including a limited partnership formed for the purpose of consummating the merger or consolidation) shall be the partnership agreement of the surviving or resulting limited partnership.

c.The General Partner shall have the power and authority to approve and implement any merger, consolidation or other reorganization, restructuring or similar transaction without the consent of any Limited Partner, other than any Limited Partner with respect to which such transaction will, or will reasonably be likely to, result in any change in the financial rights or obligations or material change in other rights or obligations of such Limited Partner conferred by this Agreement and any side letter or similar agreement entered into pursuant to Section 9.1(b) or the imposition of any new financial or other material obligation on such Limited Partner. Subject to the foregoing, the General Partner may require one or more of the Limited Partners to sell, exchange, Transfer or otherwise dispose of their interests in the Partnership in connection with any such transaction, and each Limited Partner shall take such action as may be directed by the General Partner to effect any such transaction.

Section 9.6 Governing Law; Dispute Resolution

a.This Agreement, and the rights and obligations of each and all of the Partners hereunder, shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to conflict of laws rules thereof.

b.Subject to Section 9.6(c), any dispute, controversy, suit, action or proceeding arising out of or relating to this Agreement will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Cayman Islands law) in accordance with, and pursuant to, the applicable rules of JAMS (“JAMS”). The arbitration shall be conducted on a strictly confidential basis, and none of the parties shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action, to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the United States Federal Arbitration Act or the New York Arbitration Act. The party that is determined by the arbitrator not to be the prevailing party will pay all of the JAMS administrative fees, the arbitrator’s fee and expenses. If neither party is so determined, such fees shall be shared. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTNER AND THE PARTNERSHIP WAIVE AND COVENANT THAT THE PARTNER AND THE PARTNERSHIP WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR THE PARTNER MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTNERSHIP AND ITS

AFFILIATES, ON THE ONE HAND, AND THE PARTNER, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

c.Nothing in this Section 9.6 will prevent the General Partner or a Limited Partner from applying to a court for preliminary or interim relief or permanent injunction in a judicial proceeding (e.g., injunction or restraining order), in addition to and not in lieu of any other remedy to which it may be entitled at law or in equity, if such relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury in connection with any breach or anticipated breach of any Restrictive Covenants set forth in a Limited Partner’s Award Letter; provided, that all parties explicitly waive all rights to seek preliminary, interim, injunctive or other relief in a judicial proceeding and all parties submit to the exclusive jurisdiction of the forum described in Section 9.6(b) hereto for any dispute or claim concerning continuing entitlement to distributions or other payments, even if such dispute or claim involves or relates to any Restrictive Covenants set forth in a Limited Partner’s Award Letter. For the purposes of this Section 9.6(c), each party hereto consents to the exclusive jurisdiction and venue of the courts of the Cayman Islands.

Section 9.7 Termination of Right of Action

Every right of action arising out of or in connection with this Agreement by or on behalf of any past, present or future Partner or the Partnership against any past, present or future Partner shall, to the fullest extent permitted by applicable law, irrespective of the place where the action may be brought and irrespective of the residence of any such Partner, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

Section 9.8 No Third Party Beneficiary

Except with respect to the rights of Covered Persons hereunder and the rights of any Person which retains indemnification rights pursuant to Section 5.7(b), each of whom shall be an intended third party beneficiary and shall be entitled to enforce the provisions of Section 5.7, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership and this Agreement shall be binding upon and inure to the benefit of the Partners and their respective legal representatives, successors and permitted assigns. Without limitation to the foregoing, a Person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement except that each Covered Person and any Person which retains indemnification rights pursuant to Section 5.7, may in its own right enforce directly its rights pursuant to the provisions of Section 5.7 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act, as amended, modified, re-enacted or replaced. Notwithstanding any other term of this Agreement, the consent of, or notice to, any Person who is not a party to this Agreement (including, without limitation, any Covered Person and any Person which retains indemnification rights pursuant to Section 5.7) is not required for any amendment to, or variation, release, rescission or termination of this Agreement.

Section 9.9 Reports

As soon as practicable after the end of each taxable year, the General Partner shall furnish to each Limited Partner (a) such information as may be required to enable each Limited Partner to properly report for United States federal and state income tax purposes his distributive share of each Partnership item of income, gain, loss, deduction or credit for such year, and (b) a statement of the total amount of Operating Profit or Operating Loss for such year, including a copy of the United States Internal Revenue Service Schedule “K-1” issued by the Partnership to such Limited Partner, and a reconciliation of any difference between (i) such Operating Profit or Operating Loss, and (ii) the aggregate net profits or net losses allocated by the Funds to the Partnership for such year (other than any difference attributable to the aggregate Capital Profit or Capital Loss allocated by the Funds to the Partnership for such year).

Section 9.10 Filings

The Partners hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Partnership is treated as a partnership for federal, state and local income tax purposes.

Section 9.11 Headings, Gender, Etc.

The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. As used herein, masculine pronouns shall include the feminine and neuter, and the singular shall be deemed to include the plural.

Section 9.12 Electronic Signature

The words “executed,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or the Electronic Transactions Act (as amended) of the Cayman Islands. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 9.13 Severability of Provisions

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a deed on the day and year first above written.

General Partner:

APOLLO INFRASTRUCTURE
OPPORTUNITIES ADVISORS II GP, LLC

By: /s/ Matthew Breitfelder
Name: Matthew Breitfelder
Title: Vice President

Limited Partner:

APH HOLDINGS (DC), L.P.

By: Apollo Principal Holdings IV GP, Ltd.,
its general partner

By: /s/ Matthew Breitfelder
Name: Matthew Breitfelder
Title: Vice President

Apollo Infrastructure Opportunities Advisors II, L.P.
Amended and Restated Exempted Limited Partnership Agreement
Signature Page

Limited Partners:

Executed as a deed by APOLLO
INFRASTRUCTURE OPPORTUNITIES
ADVISORS II GP, LLC as attorney-in-fact for and
on behalf of all Persons listed on the Schedule of
Partners (other than any Limited Partner whose
signature appears above) who are being admitted to
the Partnership on the date of this Agreement as
Limited Partners pursuant to powers of attorney
granted to the General Partner:

By: Apollo Infrastructure Opportunities Advisors
II GP, LLC,
as attorney-in-fact

By: /s/ Matthew Breitfelder
Name: Matthew Breitfelder
Title: Vice President

Apollo Infrastructure Opportunities Advisors II, L.P.
Amended and Restated Exempted Limited Partnership Agreement
Signature Page

For purposes of Section 9.1(c):

APOLLO CO-INVESTORS MANAGER, LLC

By: /s/ Matthew Breitfelder
Name: Matthew Breitfelder
Title: Vice President

Apollo Infrastructure Opportunities Advisors II, L.P.
Amended and Restated Exempted Limited Partnership Agreement
Signature Page